Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-137663, 333-169002, 333-176540, 333-185884, 333-189478, 333-196876, 333-212070, and 333-225622) on Form S-8 and (No. 333-217323) on Form S-3 and (No. 333-201879) on Form S-4 of Pacific Ethanol Inc. of our reports dated March 18, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Pacific Ethanol, Inc., appearing in this Annual Report on Form 10-K of Pacific Ethanol, Inc. for the year ended December 31, 2018.

/s/ RSM US LLP

Des Moines, Iowa

March 18, 2019